                                                                   EXHIBIT 10.27

                                 LEASE AGREEMENT

This Lease Agreement is entered into by and between Jung Ryool Kim, the owner of Shingu Building, 620-2 Shinsa-dong, Gangnam-gu, Seoul (hereinafter referred to as the "Lessor") and GRAVITY Co., Ltd (hereinafter referred to as the "Lessee") for the purpose of leasing certain space within the confines of the Shingu Building owned by the Lessor (hereinafter referred to as the "Premises").

Article 1. (Premises)

The Lessor shall lease the following Premises to the Lessee and the Lessee shall lease the same from the Lessor.

Description of the Premises
Shingu Building, 620-2 Shinsa-dong, Gangnam-gu, Seoul

             Space (pyong)         Intended use      Value per pyong (\)       Total (\)
             -------------         ------------      ------------------     -------------
1st floor         214                 Office             10,000,000         2,140,000,000
2nd floor         143                 Office              6,000,000           858,000,000
                   80                 Office              5,000,000           400,000,000
3rd floor         208                 Office              5,000,000         1,040,000,000
                   15                 Office              4,000,000            60,000,000
4th floor         223                 Office              4,000,000           892,000,000
5th floor         223                 Office              4,000,000           892,000,000
6th floor         214                 Office              4,000,000           856,000,000
                                                                            -------------
Total                                                                       7,138,000,000
                                                                            -------------

The Lessee shall use the Premises as office space only and for no other purposes.

Article 2. (Term of Agreement)

(1) This Agreement shall be effective from the date of agreement, and the lease term for the Premises shall be from August 1, 2004 to December 31, 2005. Termination of this Agreement by either party shall be made by providing written notice to the other party at least 90 days of the expiry of this Agreement, provided that absent written termination notice from one party, the lease term shall be deemed to have been extended for one year. The same shall apply for further renewals.

(2) Partial termination on the Premises shall not be permitted except through mutual written agreement of the parties.

Article 3. (Security Deposit)

(1) The security deposit shall be the amount separately determined per floor pursuant to Article 1. The Lessee shall pay the Lessor KRW 3,800,000,000, as security deposit for the lease of the Premises, as follows:

                         Date                Percentage                Amount
                ----------------------       ----------            -------------
Down-Payment    The existing amount to            %                3,800,000,000
                    be transferred
                                                                   -------------
   Total                                          %                3,800,000,000
                                                                   -------------

(2) The security deposit shall bear no interest.

(3) The Lessee shall not apply the security deposit to pay a maintenance fee, nor shall it transfer its claim for refund of the security deposit to a third party or establish a security interest or other liens on such claim.

Article 4. (Monthly Rent) -- VAT exclusive

(1) The lease amount of KRW 3,338,000,000, which amount is net of the security deposit, shall be paid in the form of monthly rent in the amount of KRW 33,380,000, or 1% per month of such lease amount. Payment of the monthly rent shall start for the month starting on August 1, 2004 and be payable on the 25th day of each month, or the next day if the 25th day is a public holiday.

(2) If the lease term hereunder commences or ends in the middle of a month, the rent for such month shall be prorated based on the number of days in that month from the commencement date of this Agreement or to the termination date of this Agreement.

Article 5. (Maintenance Fee)

The Lessee shall pay a basic building maintenance fee of KRW 15,000 per pyong (exclusive of the value-added tax) in addition to the utility charges for water and electricity. Such maintenance fee shall be payable to the building administrator on the 25th day of each month, or the next day if the 25th day is a public holiday.

Article 6. (Adjustment of Security Deposit, Rent and Maintenance Fee)

In the case of the following, the Lessor may adjust the security deposit, rent and/or maintenance fee by giving thirty days' prior written notice to the Lessee during the lease term or an extended term thereof after reaching an agreement with the Lessee. The adjusted security deposit, rent and maintenance fee shall be effective as of the 1st day of the following month:

(1) Taxes and dues related to the Premises or the Lessor's business are increased, or expected to increase, significantly;

(2) The building maintenance costs are significantly increased; or

(3) There is a substantial change in inflation or other economic conditions.

Article 7. (Initial Date in Computing the Rent)

If the Premises cannot be used from the commencement date of the Agreement for a reason attributable to the Lessor, the rent shall be computed from the actual date of use.

Article 8. (Arrearage in Security Deposit, Rent and Other Expenses)

If the Lessee fails to pay the security deposit, rent and other expenses by the due date, it shall pay, in addition to the unpaid amount, a penalty equal to the number of the days in arrearage times the annual default interest rate for credit loans then prevailing in the Lessor's securities company.

Article 9. (Order of Application of Expenses)

Lessee's payment of expenses shall be in the following order: the late payment penalty, the maintenance fee, the rent and the security deposit.

Article 10. (Return of the Security Deposit)

Upon the termination of this Agreement for reasons including the expiry or cancellation of this Agreement, the Lessor shall return the security deposit to the Lessee within 10 days from the date of the Lessee's vacating the Premises, provided that the Lessor shall make such payment after deducting any expenses or remaining liability of the Lessee hereunder. The vacating date shall in principle be the vacating date following completed restoration pursuant to
Article 29.

Article 11. (Insurance)

If the premium for the fire insurance for the building is increased due to the Lessee's act or installation while in residence in the building following interior renovation during the term of the lease, the Lessee shall pay the Lessor the amount of such increase.

Article 12. (Value-Added Tax)

The Lessee shall be liable for any value-added tax arising under this Agreement.

Article 13. (Improvement and Installation in the Premises)

(1) The Lessee, at its expense and with prior written consent of the Lessor, may do the following, provided that the Lessor may control and supervise the construction to ensure uniformity of the building.

   i) Installation or alteration of interior decorations, fabrications, internal walls, and promotional materials in the Premises.

   ii) Installation, addition, relocation or alteration of facilities other than existing facilities, attachment or relocation of power circuits, installation of telephone, supply and drainage of water, etc.

(2) The Lessee hereby waives any and all rights to claim the costs and expenses incurred pursuant to Paragraph 1 and any appurtenances thereto. Prior to vacating the Premises, the Lessee must restore the Premises to the original condition at its own expense.

(3) If the Lessee fails to restore in accordance with Paragraph 2 or to the Lessor's satisfaction, the Lessor may deduct from the security deposit the costs and expenses necessary to complete such restoration.

(4) The Lessee shall be liable for any acquisition tax, property tax and any other additional taxes and dues incurred in connection with the installation, expansion, relocation or modification of the facilities and equipment set forth in paragraph 1, regardless of the reason therefor.

Article 14. (Repairs)

(1) Any cost of repair for the natural tear and wear of the walls, ceilings, floors, etc. of the Premises shall be borne by the Lessor, provided that any cost of repair the due to the negligence of, or incurred by necessity, of the Lessee shall be borne by the Lessee.

(2) The Lessee shall give prompt notice upon discovery of the necessity for repair as described in paragraph 1 and consult with the Lessor prior to making repairs of its own.

(3) If the Lessor determines that, in order to preserve the building in its present condition, repair becomes necessary due to the Lessee's negligence regarding its duties under paragraphs 1 and 2, the Lessor shall make necessary repairs or take other steps and the Lessee shall reimburse the Lessor for the actual costs of such repairs or actions.

(4) The Lessee hereby waives any right of claim reimbursement of the costs and expenses borne by the Lessee under paragraph 1.

Article 15. (Prohibition on Assignment and Sublease)

The Lessee may not under any circumstances assign its rights and obligations under this Agreement, or sublease all or a part of the Premises, to a third party.

Article 16. (Restriction on the Use of the Premises)

(1) The Lessee shall not, without the Lender's prior written consent, permit a third party to use the Premises nor post the title of the residence on the Premises.

(2) The Lessee shall not set up residence on the Premises, provided that, upon the Lender's prior written consent, the Lessee may have employees stationed there on a rotating basis.

Article 17. (Protection of Properties)

(1) The Lessor shall deploy the security guard in order to secure the lobbies, corridors, and any other common areas in the building.

(2) The Lessee shall be solely responsible for maintaining security for its properties on the Premises. Unless the Lessee can establish the Lessor's fault, the Lessor shall not be responsible for any damages to the Lessee's properties in the building as a result of fire, theft or otherwise.

Article 18. (The Lessee's Obligations)

The Lessee, its employees and visitors shall comply with all applicable laws relating to the use of the Lessee's office and shall comply with all of the Lessor's policies and guidelines related to the use of the Premises and related facilities.

Article 19. (The Lessee's Negative Covenants)

The Lessee or its employees shall not do any of the following:

(1) Neglecting to remove disturbances from a passageway or the commons areas, or installation or display of signs and advertisements;

(2) Carrying onto or storing in the Premises inflammable, combustible or other hazardous materials, or articles that are harmful to the human body;

(3) Carrying onto or using on the Premises any electric heater, air-conditioning or heating equipment other than as supplied or permitted by the Lessor;

(4) Noisy acts, use of musical instruments, breeding of pets other than fish in the tank or other acts that create discomfort and inconvenience to other lessees;

(5) Destroying, staining or altering the structures, equipment or facilities installed by the Lessor;

(6) Selling or habitually drinking alcoholic beverages or cooking on the Premises; or

(7) Providing business quarters in the building for merchants or shoeblacks without the Lender's permission.

Article 20. (Access Rights)

(1) The Lessor shall seek prior consent of the Lessee if the Lessor or its agent must enter the Premises for purposes of general repair, maintenance and inspection for preservation or in order to show the Premises to potential lessees prior to the expiration of this Lease.

(2) The Lessor may provide notice subsequent to entry in the case of emergency measures taken for reasons of security, inspection, repair, sanitation, fire and crime prevention or other relief measures.

Article 21. (Exclusion of the Lessor's Liability)

(1) The Lessor shall not be held liable for any damage suffered by the Lessee, its employees or visitors due to a reason other than the Lessor's fault or due to a legal or de facto force majeure event, including earthquake, storm, flood, war and riots.

(2) The Lessor shall not be held liable for any deficiency in service or in the common area arising from the Lessee's repair, alteration, and improvement of the Premises.

Article 22. (Appointment of Agent)

For efficient performance of the respective rights and obligations hereunder, the parties shall appoint an agent and promptly notify the other party of such appointment. The foregoing shall also apply in the case of a change of the agent. The acts of the agent shall have the same binding effect as the expression of intent by the parties hereto.

Article 23. (Change of the Lessor)

If there is a change in the ownership, trade name, management right and control with respect to the Premises described in Article 1, this Agreement shall continue in effect and the successor Lessor or administrator shall faithfully execute all the provisions of this Agreement.

Article 24. (Change of the Lessee)

The Lessee shall promptly notify the Lessor in writing of any significant change in the Lessor's legal status or registered commercial details such as address, trade name, representative or business purpose,

Article 25. (The Lessor's Right of Disposal)

(1) The Lessee, its legal representative or executor may not avoid their obligations hereunder due to their absence in Korea. If this Agreement is terminated during the absence of the Lessee in Korea, the Lessor may take possession of the Premises and remove the Lessee's properties to a warehouse or elsewhere. If this Agreement is terminated without full payment of the Lessee's obligations hereunder, the Lessor may sell all of the Lessee's belongings and properties in accordance with the auction procedure determined by the Lessor.

(2) In case of an auction described in Paragraph 1, the Lessor shall retain preferential right to any unpaid liabilities of the Lessee, including expenses related to transporting and storing the Lessee's belongings and properties.

Article 26. (Indemnification)

(1) If the Lessee, its employees or customer intentionally or negligently causes bodily harm or property damages to the Lessor, other lessees or a third party, the Lessee shall immediately notify the Lessor thereof in writing and indemnify for such harm or damages.

(2) The amount of indemnification shall be determined by applicable law.

Article 27. (The Lessor's Termination Rights)

(1) If the Lessee does any of the following, the Lessor may demand a cure. If no cure is made within two weeks, the Lessor may terminate this Agreement:

      1) The Lessee fails to pay, or is late in paying, rent, maintenance fee or other expenses payable under this Agreement for two or more times;

      2) The Lessee becomes subject to an order of attachment, provisional attachment or provisional disposition due to defaults under other obligations, or becomes subject to an application for auction or bankruptcy, etc. and the Lessor determines that the Lessee will have difficulty in performing its obligations hereunder due to a significant change in the asset, credit or business, etc. of the Lessee;

      3) The Lessee breaches any provision hereof but does not cure such breach despite the Lessor's demand therefor.

(2) Under paragraph 1, the Lessor may terminate this Agreement at any time, regain possession of the Premises and take relevant legal steps.

Article 28. (Expiry)

This Agreement shall terminate upon the occurrence of one of the following events:

(1) Expiration of the term or extended term of this Agreement; or

(2) Termination or cancellation of this Agreement in accordance with its terms.

Article 29. (Vacation of Premises; Restoration)

(1) Prior to termination of this Agreement, the Lessee shall return all of the Lessor's properties and belongings and surrender to the Lessor all of the Premises, including the keys, other properties and other entrusted goods belonging to the Lessor.

(2) The details of vacating the Premises shall be in accordance with this Agreement and attachments thereto.

(3) If until the lease termination date the Lessee, due to its own fault, fails to remove its properties or belongings out of the Premises or fails to surrender to the Lessor the Premises in its original condition, the Lessee shall pay to the Lessor the actual amount of damages suffered from the lease termination date t the completion of such surrender or restoration.

(4) If the Lessee does not vacate the Premises and continues to use and occupy the Premises after the lease termination date, the Lessor may take measures such as suspending the supply or electricity and water or shutdown of the entrance door, and the Lessee shall not raise any objection thereto.

Article 30. (Use of Parking Facilities)

The Lessee may use the parking facilities for up to 10 cars free of charge.
The Lessee shall be liable for all accidents (personal harm, proprietary damage, damage to the building, etc.) in the course of parking in and departing from the parking lot.

Article 31. (Amendment)

The parties may amend or modify the terms of this Agreement by mutual consultation even prior to the expiration of the term of this Agreement if both parties agree that there is a justifiable or unavoidable cause to so amend or modify.

Article 32. (Administrator)

(1) The Lessor may appoint an administrator to properly manage the Premises and the building.

(2) The administrator described in Paragraph 1 shall be an agent of the Lessor with the same rights and obligations as the Lessor with respect to the Lessee.

Article 33. (Application of General Laws, Regulations and Others)

Any matter not specified herein or any disputes regarding this Agreement shall be determined by mutual consultation in accordance with laws and general business practices customarily applicable to leases.

Article 34. (Jurisdiction)

Any litigation over this Agreement shall be adjudicated at a civil district court having proper jurisdiction.

Article 35. (Preservation of Security Interest)

(1) In order to secure its obligations to return the security deposit to the Lessee, the Lessor shall, immediately upon the receipt of the security deposit described in Article 3, deliver to the Lessee documents necessary to establish kun-mortgage over the building and land.

(2) The expenses incurred in establishing said kun-mortgage or notarization with regard to the security deposit shall be borne by the Lessee.

                                 August 1, 2004

Lessor: Shingu Building, 620-2 Shinsa-dong, Gangnam-gu, Seoul
        Jung  Ryool Kim, as owner of Shingu Building /s/

Lessee: GRAVITY Co, Ltd.
        Representative Director Jung Hwi Yung /s/